EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


NAME                         JURISDICTION OF INCORPORATION  PERCENTAGE OWNERSHIP
----                         -----------------------------  --------------------

DynEco International, Inc.             Minnesota                    100%


         SUBSEQUENT EVENT: As of March 24, 2006, the Subsidiaries of the Registrant also include:


NAME                         JURISDICTION OF INCORPORATION  PERCENTAGE OWNERSHIP
----                         -----------------------------  --------------------

Dynamic Leisure Group                   Florida                     100%
  North America, Inc.
  (f\k\a Dynamic Leisure
  Group, Inc.)


Changes in L'Attitudes, Inc.            Florida                     100%


Island Resort Tours, Inc.               New York                    100%


International Travel and                New York                    100%
  Resorts, Inc.